For Immediate Release:

RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2005 RESULTS

Diluted Earnings per Share of $0.52, Excluding Tax Credit
_________________________

Plano, Texas, July 25, 2005— Rent-A-Center, Inc. (the “Company”) (NASDAQ/NNM:RCII), the nation’s largest rent-to-own operator, today announced revenues and net earnings for the quarter ended June 30, 2005.

The Company reported total revenues for the quarter ended June 30, 2005 of $580.6 million, a $7.6 million increase from $573.0 million for the same period in the prior year. This increase of 1.3% in revenues was primarily driven by incremental revenues generated in new and acquired stores, offset by a decrease in same store sales of 2.6%.

Net earnings for the quarter ended June 30, 2005 were $39.6 million, or $0.52 per diluted share, when excluding the benefit of the tax audit reserve credit discussed below, representing a decrease of 16.1% from the $0.62 per diluted share, or net earnings of $51.2 million, for the same period in the prior year. The decrease in earnings per diluted share is primarily attributable to the decrease in same store sales as well as an increase in operating expenses, primarily related to new store openings and acquisitions, offset by a reduction in the number of the Company’s outstanding shares.

Total revenues for the six months ended June 30, 2005 increased to $1.182 billion, a 2.1% increase from $1.158 billion for the same period in the prior year. Same store revenues for the six month period ending June 30, 2005 decreased 4.0%. Net earnings for the six months ended June 30, 2005 were $82.3 million, or $1.08 per diluted share, when excluding the litigation reversion credit and tax audit reserve credit discussed below, a decrease of 13.6% over the $1.25 per diluted share, or net earnings of $103.4 million, for the same period in the prior year.

“While our revenue and earnings per diluted share were within our guidance for the second quarter,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer, “our business environment remains challenged. We currently have fewer agreements on rent relative to our prior expectations due to weaker than expected demand in June and to date in the month of July. As such, including a softer outlook for the balance of this year, we are lowering our guidance for the remainder of 2005. We believe a key challenge centers around higher energy costs impacting both our customers and our operations, but also believe that product evolution, particularly in low end consumer electronics, is placing additional pressure on our business,” Speese continued. “We continue to evaluate new product offerings that we believe will provide additional revenue streams to leverage our mature store base,” Speese stated.

During the second quarter of 2005, the Company opened 12 new store locations, acquired 34 stores, including 27 stores from a ColorTyme franchisee offering an array of financial services in addition to traditional rent-to-own products, as well as accounts from 10 additional locations, while consolidating 17 stores into existing locations and selling one store. Since June 30, 2005, the Company has opened 5 new stores and acquired one other store while consolidating 6 stores into existing locations. For the entire year ending December 31, 2005, the Company intends to open between 60 and 70 new store locations as well as pursue opportunistic acquisitions.

During the second quarter of 2005, the Company recorded a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns. The tax audit reserve credit increased diluted earnings per share in the second quarter of 2005 by $0.03, from $0.52 per diluted earnings per share to the reported diluted earnings per share of $0.55.

In addition, during 2005, the Company recorded an $8.0 million pre-tax credit in the first quarter associated with the settlement of the Griego/Carrillo litigation. This pre-tax litigation reversion credit increased diluted earnings per share for the six month period ended June 30, 2005 by $0.07. The litigation reversion credit, combined with the $2.0 million tax audit reserve credit in the second quarter, increased diluted earnings per share for the six month period ended June 30, 2005 by $0.10 to the reported diluted earnings per share of $1.18.

Rent-A-Center will host a conference call to discuss the second quarter financial results on Tuesday morning, July 26, 2005, at 10:45 a.m. EST. For a live web cast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,892 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 281 rent-to-own stores, 269 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make or the potential impact of acquisitions that may be completed after July 25, 2005.

THIRD QUARTER 2005 GUIDANCE:

Revenues
•	The Company expects total revenues to be in the range of $572 million to $580 million.
•	Store rental and fee revenues are expected to be between $517 million and $522 million.
•	Total store revenues are expected to be in the range of $560 million to $568 million.
•	Same store sales are expected to be in the (1.0%) to (2.0%) range.
•	The Company expects to open 15-20 new store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 75% and 80% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 59.5% to 61.0% of total store revenue.
•	General and administrative expenses are expected to be between 3.4% and 3.6% of total revenue.
•
Net interest expense is expected to be approximately $10.2 million, depreciation of property assets to be approximately $13.5 million and amortization of intangibles is expected to be approximately $2.2 million.

•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.38 to $0.42.
•	Diluted shares outstanding are estimated to be between 75.7 million and 76.7 million.

FISCAL 2005 GUIDANCE:

Revenues
•	The Company expects total revenues to be in the range of $2.34 billion and $2.36 billion.
•	Store rental and fee revenues are expected to be between $2.085 billion and $2.100 billion.
•	Total store revenues are expected to be in the range of $2.290 billion and $2.310 billion.
•	Same store sales are expected to be in the (2.0%) to (4.0%) range.
•	The Company expects to open 60 - 70 new store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 72% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.0% to 59.5% of total store revenue.
•	General and administrative expenses are expected to be between 3.3% and 3.5% of total revenue.
•
Net interest expense is expected to be between $38.0 million and $42 million, depreciation of property assets is expected to be between $50.0 million and $55.0 million and amortization of intangibles is expected to be approximately $8.0 million.

•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $1.90 to $2.00.
•	Diluted shares outstanding are estimated to be between 75.7 million and 76.7 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,”“will,”“expect,”“intend,”“could,”“estimate,”“should,”“anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the Company’s ability to identify and successfully market products and services that appeal to our customer demographic; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to our customer demographic; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company’s ability to collect on its rental purchase agreements; the Company’s ability to enter into new rental purchase agreements; economic pressures affecting the disposable income available to our targeted consumers, such as high fuel and utility costs; changes in the Company’s effective tax rate; changes in the Company’s stock price and the number of shares of common stock that the Company may or may not repurchase; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended March 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts for Rent-A-Center, Inc.:

David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)
	Three Months Ended June 30,
	2005	2005	2004
	Before Tax Audit Reserve Credit	After Tax Audit Reserve Credit
Total Revenue	$580,578	$580,578	$572,985
Operating Profit	72,988	72,988	90,223
Net Earnings	39,620	41,742 (1)	51,194
Diluted Earnings per Common Share	$0.52	$0.55 (1)	$0.62
EBITDA	$88,414	$88,414	$105,215

Reconciliation to EBITDA:

Reported earnings before income taxes	63,553	63,553	81,459
Add back:
Interest expense, net	9,435	9,435	8,764
Depreciation of property assets	13,271	13,271	11,834
Amortization of intangibles	2,155	2,155	3,158

EBITDA	$88,414	$88,414	$105,215

	Six Months Ended June 30,
	2005	2005	2004
	Before Tax Audit Reserve and Litigation Credits	After Tax Audit Reserve and Litigation Credits
Total Revenue	$1,182,387	$1,182,387	$1,158,365
Operating Profit	150,980	158,980	182,882
Net Earnings	82,305	89,411 (2)	103,403
Diluted Earnings per Common Share	$1.08	$1.18 (2)	$1.25
EBITDA	$181,966	$181,966	$211,611

Reconciliation to EBITDA:

Reported earnings before income taxes	132,079	140,079	165,262
Add back:
Litigation Reversion	--	(8,000)	--
Interest expense, net	18,901	18,901	17,620
Depreciation of property assets	26,534	26,534	23,083
Amortization of intangibles	4,452	4,452	5,646

EBITDA	$181,966	$181,966	$211,611

(1)
Including the effects of a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns. This credit increased diluted earnings per share in the second quarter by $0.03, from $0.52 per diluted earnings per share to the reported diluted earnings per share of $0.55.

(2)
Including the effects of an $8.0 million pre-tax credit in the first quarter associated with the settlement of the Griego/Carrillo litigation reversion. This pre-tax credit increased diluted earnings per share for the six month period ended June 30, 2005 by $0.07. The litigation reversion credit, combined with the $2.0 million tax audit reserve credit in the second quarter, increased diluted earnings per share for the six month period ended June 30, 2005 by $0.10 to the reported diluted earnings per share of $1.18.

Selected Balance Sheet Data: (in Thousands of Dollars)	June 30, 2005	June 30, 2004
Cash and cash equivalents	$25,119	$86,164
Prepaid expenses and other assets	52,566	57,155
Rental merchandise, net
On rent	574,080	565,977
Held for rent	197,639	169,044
Total Assets	1,930,793	1,930,203
Senior debt	364,500	396,000
Subordinated notes payable	300,000	300,000
Total Liabilities	1,041,531	1,069,985
Stockholders’ Equity	889,262	860,218

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended June 30,
	2005	2004
	Unaudited
Store Revenue
Rentals and Fees	$526,639	$520,593
Merchandise Sales	37,498	34,599
Installment Sales	6,618	5,801
Other	997	967
	571,752	561,960

Franchise Revenue
Franchise Merchandise Sales	7,443	9,668
Royalty Income and Fees	1,383	1,357
Total Revenue	580,578	572,985

Operating Expenses
Direct Store Expenses
Cost of Rental and Fees	114,068	112,743
Cost of Merchandise Sold	28,225	24,720
Cost of Installment Sales	2,750	2,477
Salaries and Other Expenses	332,939	311,058
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	7,163	9,214
	485,145	460,212

General and Administrative Expenses	20,290	19,392
Amortization of Intangibles	2,155	3,158

Total Operating Expenses	507,590	482,762

Operating Profit	72,988	90,223

Interest Income	(1,351)	(1,488)
Interest Expense	10,786	10,252

Earnings before Income Taxes	63,553	81,459

Income Tax Expense	21,811	30,265

NET EARNINGS	41,742	51,194

Preferred Dividends	--	--

Net earnings allocable to common stockholders	$41,742	$51,194

BASIC WEIGHTED AVERAGE SHARES	74,747	79,464

BASIC EARNINGS PER COMMON SHARE	$0.56	$0.64

DILUTED WEIGHTED AVERAGE SHARES	76,001	81,980

DILUTED EARNINGS PER COMMON SHARE	$0.55	$0.62

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Six Months Ended June 30,
	2005	2004
	Unaudited
Store Revenue
Rentals and Fees	$1,045,261	$1,024,883
Merchandise Sales	100,268	94,022
Installment Sales	13,202	12,499
Other	2,075	2,047
	1,160,806	1,133,451

Franchise Revenue
Franchise Merchandise Sales	18,787	22,132
Royalty Income and Fees	2,794	2,782
Total Revenue	1,182,387	1,158,365

Operating Expenses
Direct Store Expenses
Cost of rental and fees	226,536	221,286
Cost of Merchandise Sold	70,292	64,103
Cost of Installment Sales	5,613	5,622
Salaries and Other Expenses	666,980	620,142
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	18,029	21,106
	987,450	932,259

General and Administrative Expenses	39,505	37,578
Amortization of Intangibles	4,452	5,646
Litigation Reversion	(8,000)	--

Total Operating Expenses	1,023,407	975,483

Operating Profit	158,980	182,882

Interest Income	(2,753)	(2,991)
Interest Expense	21,654	20,611

Earnings before Income Taxes	140,079	165,262

Income Tax Expense	50,668	61,859

NET EARNINGS	89,411	103,403

Preferred Dividends	--	--

Net earnings allocable to common stockholders	$89,411	$103,403

BASIC WEIGHTED AVERAGE SHARES	74,653	79,874

BASIC EARNINGS PER COMMON SHARE	$1.20	$1.29

DILUTED WEIGHTED AVERAGE SHARES	76,036	82,433

DILUTED EARNINGS PER COMMON SHARE	$1.18	$1.25